TECHNITROL, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

1.       PURPOSE.

         The purpose of this Plan is to provide an opportunity for Employees of Technitrol, Inc. (the "Company") and its Designated Subsidiaries to purchase Common Stock of the Company and thereby to have an additional incentive to contribute to the prosperity of the Company. It is the intention of the Company that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), although the Company makes no undertaking nor representation to maintain such qualification. In addition, this Plan authorizes the grant of options and issuance of Common Stock which do not qualify under Section 423 of the Code pursuant to sub-plans adopted by the Committee designed to achieve desired tax or other objectives in particular locations outside the United States.

2.       DEFINITIONS.

         (a) "Board" shall mean the Board of Directors of Technitrol, Inc..

         (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (c) "Committee" shall mean the committee appointed by the Board in accordance with Section 12 of the Plan.

         (d) "Common Stock" shall mean the common stock of Technitrol, Inc., par value $.125 per share, or any stock into which such Common Stock may be converted.

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         (e) "Company" shall mean Technitrol, Inc., a Pennsylvania corporation.

         (f) "Designated Subsidiary" shall mean any Subsidiary which has been designated by the Committee as eligible to participate in the Plan with respect to its Employees.

         (g) "Employee" shall mean an individual classified as an employee by the Company or a Designated Subsidiary on the payroll records of the Company or the Designated Subsidiary during the relevant participation period.

         (h) "Fair Market Value" shall mean the value of one share of Common Stock on the relevant date, determined as follows:

             (1) If the shares are traded on an exchange (including the NASDAQ National Market System), the reported "closing price" on the relevant date (e.g., the Offering Date or Purchase Date) assuming it is a trading day; otherwise on the next trading day;

             (2) If the shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on said System on the relevant date assuming it is a trading day; otherwise on the next trading day; and

             (3) If neither (1) nor (2) applies, the fair market value as determined by the Committee in good faith. Such determination shall be conclusive and binding on all persons.

         (i) "Offering Date" shall mean the first business day of each Offering Period.

         (j) "Offering Period" shall mean a period of 24 months duration (or such other period of time announced by the Committee) commencing on the Offering Date during which a Participant is granted an option to purchase Common Stock.

         (k) "Participant" shall mean a participant in the Plan as described in
Section 4 of the Plan.

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         (l) "Pay" shall mean an Employee's base cash pay (excluding variable cash payments unless otherwise determined by the Committee) paid on account of personal services rendered by the Employee to the Company or a Designated Subsidiary, plus pre-tax contributions of the Employee which are part of deferred pay or benefit plans maintained by the Company or a Designated Subsidiary, with any modifications determined by the Committee. The Committee shall have the authority to determine and approve all forms of pay (such as commissions) to be included in the definition of Pay and may change the definition on a prospective basis.

         (m) "Plan" shall mean this Technitrol, Inc. Employee Stock Purchase
Plan.

         (n) "Purchase Date" shall mean the last business day of each Purchase Period.

         (o) "Purchase Period" shall mean a six-month period (or other period as announced by the Committee) within each Offering Period. However, unless otherwise announced by the Committee, the first two Purchase Periods in the initial Offering Period shall be three-month periods. Thereafter, unless otherwise announced by the Committee, each Purchase Period shall be a six-month period.

         (p) "Shareholder" shall mean a record holder of shares entitled to vote shares of Common Stock under the Company's bylaws.

         (q) "Subsidiary" shall mean any subsidiary corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, as described in Section 424(f) of the Code.


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3.       ELIGIBILITY.

         3.1. Any Employee regularly employed on other than a part-time basis by the Company or by any Designated Subsidiary on an Offering Date shall be eligible to participate in the Plan with respect to the Offering Period commencing on such Offering Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (e.g., one month's employment) prior to an Offering Date for the Employee to be eligible to participate with respect to the Offering Period beginning on that Offering Date and provided further that (1) the Committee may permit part-time Employees to be eligible to participate pursuant to criteria and procedures established by the Committee and (2) the Committee may impose an eligibility period on participation of up to two years employment with the Company and/or a Designated Subsidiary with respect to participation on any prospective Offering Date. The Committee also may determine that a designated group of Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of "highly compensated employee" in Section 414(q) of the Code. An Employee shall be considered employed on a part-time basis if his or her customary employment is 20 or fewer hours per week or five months or less per year.

         3.2. No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Section 424(d) of the Code), shares of capital stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Company, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries.

         3.3. All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be

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mandated by local law and which are consistent with Section 423(b)(5) of the
Code; provided, however, that Employees participating in a sub-plan adopted pursuant to Section 13 which is not designed to qualify under Section 423 of the Code need not have the same rights and privileges as Employees participating in the Section 423 Plan. The Committee shall impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

4.       PARTICIPATION AND WITHDRAWAL.

         4.1. An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by filing, on a date prescribed by the Committee prior to an applicable Offering Date, a completed payroll deduction authorization and Plan enrollment form provided by the Company or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee's Pay, not to exceed ten percent (10%) of the Employee's Pay, or such greater percentage, as specified by the Committee, for the Purchase Period. The Committee may provide for a separate election (of a different percentage) for a specified item or items of Pay, including bonus payments, if any. All payroll deductions may be held by the Company and commingled with its other corporate funds. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by the Company under the Plan and the amount of each Participant's payroll deductions shall be credited to such account. A Participant may make additional payments into such account in accordance with rules and procedures announced by the Committee. Except as provided in Section 4.4, an Employee may not enroll in or participate in more than one Offering Period at a time. Unless otherwise specified by the Committee, payroll deductions and other payments made with respect to employees paid in

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currencies other than U.S. dollars shall be accumulated in local (non-U.S.)
currency and converted to U.S. dollars as of a date within the Purchase Period as determined by the Committee.

         4.2. Unless otherwise determined by the Committee, a Participant may decrease his or her rate of payroll deductions in accordance with procedures prescribed by the Committee. A Participant may increase his or her rate of payroll deductions effective as of the first payroll date following the next Purchase Date by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods (or any lower maximum rate then in effect).

         4.3. (a) Under procedures established by the Committee, a Participant may discontinue participation in the Plan at any time during a Purchase Period by completing and filing a new payroll deduction authorization and Plan enrollment form with the Company or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to discontinue the payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods (or any lower maximum rate then in effect).

              (b) If a Participant discontinues participation during a Purchase Period, his or her accumulated payroll deductions will remain in the Plan for purchase of shares as specified in Section 6 on the following Purchase Date, but the Participant will not again participate until he or she re-enrolls in the Plan. Alternatively, a Participant may request a cash distribution, without interest, of monies accumulated but not yet distributed by following such procedures, electronic or otherwise, as specified by the Committee. The Committee may establish rules limiting the frequency with which Participants may

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discontinue and resume payroll deductions under the Plan and may impose a waiting period on Participants wishing to resume payroll deductions following discontinuance. The Committee also may change the rules regarding discontinuance of participation or changes in participation in the Plan. Unless the Committee establishes rules to the contrary, a Participant who discontinues participation during a Purchase Period will not be eligible to again participate until the first Offering Period beginning after the date he or she discontinues participation in the Plan. An Employee who discontinues participation in the Plan may become a Participant again by enrolling in the Plan before a subsequent Offering Date in accordance with the procedures set forth in Section 4.1.

              (c) In the event any Participant terminates employment with the Company or any Subsidiary for any reason (including death) prior to the expiration of a Purchase Period, the Participant's participation in the Plan shall terminate and all accumulated payroll deductions credited to the Participant's account shall be paid to the Participant or the Participant's estate without interest (except where required by local law). Whether a termination of employment has occurred shall be determined by the Committee. The Committee also may establish rules regarding when leaves of absence or change of employment status will be considered to be a termination of employment, and the Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of the Company and its Subsidiaries. In the event of a Participant's death, any accumulated payroll deductions will be paid, without interest, to the estate or legal representative of the Participant.

         4.4. Unless a Participant discontinues participation in the Plan with respect to an Offering Period, such participant will automatically participate in each succeeding Offering Period, but only with respect to Purchase Periods which begin after the last Purchase Period in the preceding Offering Period.

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Such Participant is not required to file an additional enrollment form to continue participation in the Plan. A Participant shall not be permitted to participate in more than one Purchase Period occurring at the same time with respect to different Offering Periods.

5.       OFFERING.

         5.1. The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be 500,000 shares.

         5.2. The Offering Periods of this Plan shall be of 24 months duration commencing on September 1 and March 1 of each year and ending on August 31 and February 28 (or February 29, if a leap year) of each year. Except for the initial Offering Period, each Offering Period shall consist of four (4) six-month Purchase Periods. Unless otherwise announced by the Committee, the initial Offering Period shall consist of two (2) three-month Purchase Periods and three (3) six-month Purchase Periods. The Committee shall have the power to change the duration of Offering Periods with respect to offerings without shareholder approval if such change is announced at least 15 days prior to the scheduled beginning of the next Offering Period to be affected.

         5.3. Enrollment by an eligible Employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to the Participant of an option to purchase on an applicable Purchase Date within the Offering Period up to that number of shares of Common Stock of the Company determined by dividing the Participant's accumulated payroll deductions and other amounts credited to the Participant's account during such Purchase Period by the lower of (i) 85% of the fair market value of a share of Common Stock on the Offering Date or (ii) 85% of the fair market value of a share of Common Stock on the Purchase Date; provided, however, that the number of shares of the Company's Common Stock subject to any option granted pursuant

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to this Plan shall not exceed the lesser of (x) the maximum number of shares which may be purchased pursuant to Section 5.4 below, with respect to the applicable Purchase Date or (y) the maximum number of shares set by the Committee pursuant to Section 5.5 below, with respect to the applicable Purchase Date.

         5.4. With respect to each Purchase Period, no more than 200% of the number of shares of Common Stock determined by dividing the Participant's payroll deductions and other payments accumulated in his account during the Purchase Period by 85% of the fair market value of a share of Common Stock on the Offering Date may be purchased by a Participant on any single Purchase Date.

         5.5. No Participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than 30 days prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any Participant on any single Purchase Date (hereinafter the "Maximum Share Amount"). Unless otherwise determined by the Committee, there shall be no Maximum Share Amount. In no event shall the Maximum Share Amount exceed the amount permitted under Section 5.4 above. If a new Maximum Share Amount is set by the Committee, all participants must be notified of such Maximum Share Amount prior to commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

         5.6. If the number of shares to be purchased on Purchase Date by Participants exceeds the number of shares then available for issuance under the Plan, the Company will make a pro rata allocation of the remaining shares as shall be reasonably practicable and as the Committee shall determine to be

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equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a Participant's option to each Participant affected.

         5.7. Notwithstanding any other provision of the Plan to the contrary, no Employee participating in the Plan shall be granted an option to purchase Common Stock under the Plan and all employee stock purchase plans of the Company and its Subsidiaries at a rate which exceeds $25,000 of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The foregoing sentence shall be interpreted so as to comply with Section 423(b)(8) of the Code.

         5.8. Unless otherwise determined by the Committee, the option price under each option shall be the lower of (i) eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Offering Date on which an option is granted, or (ii) eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Purchase Date. The Committee may change the percentage of Fair Market Value with respect to the option price for any future Offering Period, but not below eighty-five percent (85%), and the Committee may determine with respect to any prospective Offering Period that the option price shall be a designated percentage of the Fair Market Value of the Common Stock on the Purchase Date.

6.       PURCHASE OF STOCK.

         Upon the expiration of each Purchase Period, a Participant's option shall be exercised automatically for the purchase of that number of whole shares of Common Stock which the accumulated payroll deductions and other amounts credited to the Participant's account at that time shall purchase at the applicable price specified in Section 5.8, subject to the limitations contained in Section 5. Any remaining amounts in the Participant's account which are less

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than the price of one share shall remain in the account and shall be applied in the next Purchase Period towards the purchase of shares of Common Stock.

7.       PAYMENT AND DELIVERY.

         7.1. Upon the exercise of an option on each Purchase Date, the Company shall deliver (by electronic or other means) to the Participant a record of the Common Stock purchased, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee (or a broker selected by the Committee) or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares. The Committee may require that shares purchased under the Plan shall automatically participate in a dividend reinvestment plan or program maintained by the Company. The Company shall retain the amount of payroll deductions and other payments used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased as provided in this Section 7.1.

         7.2. The Committee, in its discretion, may impose restrictions on the transferability of shares of Common Stock acquired pursuant to this Plan, and may cause to be placed on all stock certificates or other evidences of ownership, legends or other indicators setting forth any such restrictions on transferability. Such restrictions shall apply uniformly to all Participants.

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8.       RECAPITALIZATION.

         8.1. If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the share limit of Sections 5.4 and 5.5 and the maximum number of shares specified in Section 5.1 shall be proportionately increased or decreased, the terms relating to the purchase price with respect to the option shall be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

         8.2. The Board, if it so determines in the exercise of its sole discretion, also may adjust the number of shares specified in Section 5.1, as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares subject to any individual option, in the event the Company effects one or more reorganizations, recapitalizations, spin-offs, split-ups, rights offerings or reductions of shares of its outstanding Common Stock.

         8.3. The Board's determinations under this Section 8 shall be conclusive and binding on all parties.

9.       MERGER, LIQUIDATION. OTHER CORPORATION TRANSACTIONS.

         9.1. In the event of the proposed liquidation or dissolution of the Company, the Purchase Period then in progress will terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

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         9.2. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Board on or before the date of consummation of such merger, consolidation or sale shall be treated as an exercise date, and all outstanding options shall be deemed exercisable on such date or (3) all outstanding options shall terminate and the accumulated payroll deductions shall be returned to the Participants, without interest.

10.      TRANSFERABILITY.

         Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way other than by will or the laws of descent and distribution, and any other attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 4.3.

11.      AMENDMENT OR TERMINATION OF THE PLAN.

         11.1. The Plan shall continue until August 31, 2009, unless previously terminated in accordance with Section 11.2.

         11.2. The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the shareholders, no such revision or amendment shall:

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               (a) materially increase the number of shares subject to the Plan, other than an adjustment under Section 8 of the Plan;

               (b) materially modify the requirements as to eligibility for participation in the Plan, except as otherwise specified in this Plan;

               (c) reduce the purchase price specified in Section 5.8, except as specified in Section 8;

               (d) extend the term of the Plan beyond the date specified in
Section 11.1; or

               (e) amend this Section 11.2 to defeat its purpose.

12.      ADMINISTRATION.

         The Board shall appoint a Committee consisting of at least two members who will serve for such period of time as the Board may specify and who may be removed by the Board at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duties, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, to adopt sub-plans applicable to specified Subsidiaries or locations and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all participants. Any decision reduced

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to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

13.      COMMITTEE RULES FOR FOREIGN JURISDICTIONS.

         13.1. The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

         13.2. The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Plan. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

14.      SECURITIES LAWS REQUIREMENTS.

         The Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Company has determined that: (i) the Company and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed

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has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

15.      GOVERNMENTAL REGULATIONS.

         This Plan and the Company's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

16.      NO ENLARGEMENT OF EMPLOYEE RIGHTS.

         Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or to interfere with the right of the Company or Designated Subsidiary to discharge any Employee at any time.

17.      GOVERNING LAW.

         This Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

18.      EFFECTIVE DATE.

         This Plan shall be effective September 1, 1999. The Plan shall not constitute an employee stock purchase plan under Section 423 of the Code unless it is approved by the shareholders of the Company within 12 months of its adoption by the Board of Directors.


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